Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Savings and Profit Sharing Plan of Kansas City Life Insurance Company of our reports (a) dated January 24, 2000, with respect to the consolidated financial statements of Kansas City Life Insurance Company incorporated by reference in its Annual Report (Form 10-K), (b) dated March 24, 2000, with respect to the financial statement schedules of Kansas City Life Insurance Company included in its Annual Report (Form 10-K) and (c) dated February 18, 2000, with respect to the financial statements and schedules of the Kansas City Life Insurance Company Savings and Profit Sharing Plan included in the Plan's Annual Report (Form 11-K), all for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                               Ernst & Young LLP

Kansas City, Missouri
June 20, 2000